EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Polaris Industries Inc. (“Polaris” and “Company”) and TAP Automotive Holdings, LLC (“TAP”) after giving effect to Polaris’ acquisition of TAP (the “Acquisition”) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The effective date of the Acquisition was November 10, 2016.
The following selected unaudited pro forma condensed combined financial statements was prepared using the acquisition method of accounting, with Polaris being the acquiring entity, and reflects estimates and assumptions deemed appropriate by Company management to give effect to the acquisition as if it had been completed effective September 30, 2016, with respect to the Unaudited Pro Forma Condensed Combined Balance Sheet, and as of January 1, 2015 (the beginning of the Company’s fiscal 2015), with respect to the Unaudited Pro Forma Condensed Combined Income Statement.
The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. The preliminary estimated fair values of certain assets and liabilities have been determined with the assistance of a third-party valuation firm and such firm’s preliminary work. Polaris' estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as Polaris finalizes the valuations of certain tangible and intangible assets acquired and liabilities assumed in connection with the Acquisition. The primary areas of the purchase price allocation which are not yet finalized relate to identifiable intangible assets and goodwill.
The unaudited pro forma combined financial statements are not intended to represent or be indicative of the results of operations or financial position of Polaris that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future results of operations or financial position of Polaris. The unaudited pro forma financial statements, including the notes thereto, do not reflect any potential operating efficiencies and cost savings that Polaris may achieve with respect to the combined companies. The unaudited pro forma combined financial statements and notes thereto should be read in conjunction with the historical financial statements of Polaris included in the annual report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 19, 2016, and in conjunction with the subsequent quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2016 filed with the SEC on October 27, 2016, and in conjunction with the historical financial statements of TAP included in exhibits 99.1 and 99.2 of this Form 8-K/A.

POLARIS INDUSTRIES INC. UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2016 (In thousands, except per share data)

	Historical Results		Pro Forma		Pro Forma
	Polaris	TAP [1]	Adjustments [2]	Notes	Combined
Assets
Current assets:
Cash and cash equivalents	$122,696	$4,459	$(8,747)	[3]	$118,408
Trade receivables, net	152,342	21,343	—		173,685
Inventories, net	755,943	111,684	29,316	[4]	896,943
Prepaid expenses and other	63,594	9,960	—		73,554
Income taxes receivable	55,096	—	—		55,096
Total current assets	1,149,671	147,446	20,569		1,317,686
Property and equipment, net	687,697	28,941	3,793	[4]	720,431
Investment in finance affiliate	92,203	—	—		92,203
Deferred tax assets	173,741	—	3,249	[5]	176,990
Goodwill and other intangible assets, net	271,419	26,321	501,205	[4]	798,945
Other long-term assets	95,594	1,886	—		97,480
Total assets	$2,470,325	$204,594	$528,816		$3,203,735
Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of debt, capital lease obligations and notes payable	$4,746	$87,495	$(87,495)	[6]	$4,746
Accounts payable	308,971	27,568	—		336,539
Accrued expenses:
Compensation	112,025	10,415	—		122,440
Warranties	130,054	—	—		130,054
Sales promotions and incentives	162,853	194	—		163,047
Dealer holdback	116,386	—	—		116,386
Other	139,145	24,244	(2,203)	[7]	161,186
Income taxes payable	11,898	—	—		11,898
Total current liabilities	986,078	149,916	(89,698)		1,046,296
Long-term income taxes payable	25,241	—	—		25,241
Capital lease obligations	19,122	21	—		19,143
Long-term debt	412,844	—	671,865	[6]	1,084,709
Deferred tax liabilities	12,574	—			12,574
Other long-term liabilities	77,025	9,006	(2,202)	[7]	83,829
Total liabilities	$1,532,884	$158,943	$579,965		$2,271,792
Deferred compensation	$9,110	—	—		$9,110
Shareholders’ equity:
Preferred stock $0.01 par value, 20,000 shares authorized, no shares issued and outstanding	—	—	—		—
Common stock $0.01 par value, 160,000 shares authorized, 64,067 shares issued and outstanding	$641	—	—		$641
Additional paid-in capital	639,325	—	—		639,325
Retained earnings	354,988	$46,289	$(51,787)	[8]	349,490
Accumulated other comprehensive loss, net	(66,623)	(638)	638	[9]	(66,623)
Total shareholders’ equity	928,331	45,651	(51,149)		922,833
Total liabilities and shareholders’ equity	$2,470,325	$204,594	$528,816		$3,203,735

See accompanying Notes to Unaudited Pro Forma Combined Balance Sheet

POLARIS INDUSTRIES INC. UNAUDITED PRO FORMA COMBINED INCOME STATEMENT YEAR ENDED DECEMBER 31, 2015 (In thousands, except per share data)

	Historical Results		Pro Forma		Pro Forma
	Polaris	TAP [1]	Adjustments [2]	Notes	Combined
Sales	$4,719,290	$672,086	$(2,203)	[3]	$5,389,173
Cost of sales	3,380,248	491,483	849	[4]	3,872,580
Gross profit	1,339,042	180,603	(3,052)		1,516,593
Operating expenses:
Selling and marketing	316,669	91,545	—		408,214
Research and development	166,460	10,004	—		176,464
General and administrative	209,077	87,124	13,575	[5]	309,776
Total operating expenses	692,206	188,673	13,575		894,454
Income from financial services	69,303	—	—		69,303
Operating income (loss)	716,139	(8,070)	(16,627)		691,442
Non-operating expense:
Interest expense	11,456	5,365	6,338	[6]	23,159
Equity in loss of other affiliates	6,802	788	—		7,590
Other expense (income), net	12,144	(34)	—		12,110
Income (loss) before income taxes	685,737	(14,189)	(22,965)		648,583
Provision for income taxes	230,376	536	(14,320)	[7]	216,592
Net income (loss)	$455,361	$(14,725)	$(8,645)		$431,991
Earnings per share:
Basic	$6.90				$6.54
Diluted	$6.75				$6.40
Weighted average shares outstanding:
Basic	66,020				66,020
Diluted	67,484				67,484

See accompanying Notes to Unaudited Pro Forma Combined Income Statement

POLARIS INDUSTRIES INC. UNAUDITED PRO FORMA COMBINED INCOME STATEMENT NINE MONTHS ENDED SEPTEMBER 30, 2016 (In thousands, except per share data)

	Historical Results		Pro Forma		Pro Forma
	Polaris	TAP [1]	Adjustments [2]	Notes	Combined
Sales	$3,298,840	$568,380	$(1,652)	[3]	$3,865,568
Cost of sales	2,505,989	416,718	226	[4]	2,922,933
Gross profit	792,851	151,662	(1,878)		942,635
Operating expenses:
Selling and marketing	244,812	76,567	—		321,379
Research and development	136,256	8,023	—		144,279
General and administrative	219,403	24,268	5,579	[5]	249,250
Total operating expenses	600,471	108,858	5,579		714,908
Income from financial services	59,155	—	—		59,155
Operating income	251,535	42,804	(7,457)		286,882
Non-operating expense:
Interest expense	10,718	5,532	3,302	[6]	19,552
Equity in loss of other affiliates	5,439	397	—		5,836
Other expense, net	7,586	1,554	—		9,140
Income before income taxes	227,792	35,321	(10,759)		252,354
Provision for income taxes	77,425	555	8,559	[7]	86,539
Net income	$150,367	$34,766	$(19,318)		$165,815
Earnings per share:
Basic	$2.33				$2.57
Diluted	$2.30				$2.53
Weighted average shares outstanding:
Basic	64,535				64,535
Diluted	65,435				65,435

See accompanying Notes to Unaudited Pro Forma Combined Income Statement

POLARIS INDUSTRIES INC.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1. Basis of Presentation
The unaudited pro forma condensed combined financial statements are prepared in accordance with Article 11 of SEC Regulation S-X. The historical financial information has been adjusted to give effect to the transactions that are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the operating results of the combined company. The historical financial information of Polaris and TAP is presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).
The acquisition accounting adjustments relating to the Acquisition are preliminary and subject to change, as additional information becomes available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to this preliminary purchase price allocation. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of any anticipated benefits from cost savings or synergies that may result from the Acquisition or to any future integration costs. The unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the combined company following the Acquisition.
Certain reclassifications have been made to TAP’s historical financial statements to conform to the presentation used in Polaris’ historical consolidated financial statements. Such reclassifications had no material effect on TAP’s previously reported financial position or results of operations.

Note 2. Preliminary Purchase Price Allocation
On November 10, 2016, Polaris acquired TAP for total consideration of approximately $671.865 million. The Company financed the acquisition through additional borrowings on our delayed draw term note and the revolving credit facility. The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of TAP based on management’s best estimates of fair value. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.
The Company's acquisition of TAP has been accounted for as a business combination, and assets acquired and liabilities assumed were recorded at their estimated fair values as of November 10, 2016. Goodwill as of the acquisition date is measured as the excess of consideration transferred, which is also generally measured at fair value or the net acquisition date fair values of the assets acquired and the liabilities assumed.
For the unaudited pro forma condensed combined balance sheet, the $671.9 million purchase price has been allocated based on TAP's September 30, 2016 financial information and our preliminary estimate of the fair value of the assets acquired and liabilities assumed. Under the acquisition method of accounting, the final purchase price allocation will be based on the fair value of the final assets acquired and liabilities assumed as of the closing date of the Acquisition. The preliminary estimated consideration is allocated as follows (in thousands):

Cash and cash equivalents	$4,459
Receivables	21,343
Inventory	141,000
Other current assets	9,960
Intangible assets	270,000
Goodwill	257,526
Property, plant and equipment	32,734
Other noncurrent assets	1,886
Liabilities assumed	(67,043)
Total purchase price	$671,865

Note 3. Notes to Unaudited Pro Forma Combined Balance Sheet
The following pro forma adjustments are included in the unaudited pro forma combined balance sheet:

[1] Certain reclassifications have been made to the historical presentation of TAP financial information in order to conform to Polaris’ presentation.

[2] Represents estimated sources and uses of funds as follows (in thousands):

Sources of funds:
Proceeds from delayed draw term loan facility	$630,000
Proceeds from revolving loan facility	42,284
Cash and cash equivalents	8,747
Total sources	$681,031
Uses of funds:
Acquisition of TAP	$671,865
Debt issuance costs	419
Transaction costs paid subsequent to September 30, 2016	8,747
Total uses	$681,031

[3] The allocation of cash is as follows (in thousands):

Cash payment of non-recurring, direct, incremental transaction costs subsequent to September 30, 2016	$(8,747)

[4] Reflects the following preliminary write-up of the assets to fair market value:
Inventories. Inventories have been adjusted by $29.3 million to their estimated fair market value. As this adjustment is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the unaudited pro forma combined income statements. However, this inventory adjustment will result in an expense to cost of sales in the periods subsequent to the consummation of the Acquisition during which the related inventories are sold. Included in this adjustment amount is an accounting policy change, which results in an adjustment of $6.2 million to the eliminate a LIFO (last-in, first-out) basis reserve. This change conforms TAP's inventory accounting policy to Polaris, which follows the FIFO (first-in, first-out method).
Property, Plant and Equipment. Property, Plant and Equipment have been adjusted by $3.8 million to their estimated fair market value, and will be depreciated over the estimated useful lives of the respective assets using the straight-line method for financial reporting purposes. The estimated useful lives is as follows: 14 years for buildings, five years for machinery and equipment, four years for leasehold improvements, and three years for furniture and fixtures.
Intangible assets and Goodwill. Intangible assets primarily consist of customer relationships and trade names. The customer relationships intangibles that have finite lives and are expected to be amortized over periods of five to ten years, depending on the customer class. Specifically, this adjustment consists of the elimination of the historical TAP intangible assets and goodwill, plus estimated amortizable intangible assets and goodwill recognized based on the preliminary purchase price allocation. The adjustment for intangible assets and goodwill consists of the following (in thousands):

Elimination of historical goodwill and intangible assets
Elimination of historical TAP goodwill	$(6,319)
Elimination of historical TAP intangible assets	(20,002)
Total elimination of historical intangible assets and goodwill	(26,321)
Estimated goodwill and intangible assets based on the preliminary purchase price allocation
Trade names	175,500
Customer relationships	87,500
Other intangibles	7,000
Goodwill	257,526
Total goodwill and intangible assets	527,526
Total adjustment	$501,205

[5] Income tax related impacts incurred by the Company (in thousands):

Income tax effect on payment of acquisition costs directly related to the acquisition	$3,249

[6] Represents increased borrowings on existing credit facilities and extinguishment of existing TAP debt (in thousands):

Short-term debt
Decrease for extinguishment of existing TAP debt	$(87,495)
Long-term debt
Proceeds for issuance of new debt (term loan)	630,000
Proceeds from the revolving loan facility	42,284
Less debt issuance costs	(419)
$671,865

[7] Adjustment represents the estimated adjustment to decrease the assumed deferred revenue obligations to a fair value of approximately $7.9 million, a reduction of $4.4 million from the carrying value. The fair value was determined based on the estimated costs to fulfill the remaining extended maintenance obligations plus a normal profit margin. The adjustment impacts both current and noncurrent liabilities, as deferred revenue is recorded to both line items in the balance sheet.

[8] Reflects the following retained earnings adjustments (in thousands):

Costs directly related to the Acquisition, net of tax, which will be expensed as incurred and are assumed to be incurred on the date of Acquisition	$(5,498)
Elimination of TAP's historical retained earnings	(46,289)
$(51,787)
[9] Accumulated other comprehensive loss (in thousands):

Elimination of TAP's historical accumulated other comprehensive loss	$638

Note 4. Notes to Unaudited Pro Forma Combined Income Statements
The following pro forma adjustments are included in the unaudited pro forma combined income statements:

[1] Certain reclassifications have been made to the historical presentation of TAP financial information in order to conform to Polaris’ presentation.

[2] Inventories have been adjusted to their estimated fair market value. As this adjustment is directly attributed to the Acquisition and will not have a continuing impact, it is not reflected in the pro forma combined income statements. However, this inventory adjustment will result in an expense to cost of sales in periods subsequent to the consummation of the Acquisition during which the related inventories are sold.

[3] Reflects the following (in thousands):

	Nine months ended September 30, 2016	Year ended December 31, 2015
Difference between the recognition of revenue related to extended warranty arrangements based on fair value of the assumed performance obligations as they are are satisfied, as compared to pro-rata revenue recognition of the consumer payment	$(1,652)	$(2,203)

[4] Reflects the following (in thousands):

	Nine months ended September 30, 2016	Year ended December 31, 2015
Adjustment to TAP's historical depreciation expense based on the assigned fair value and estimated useful lives of Net Property and Equipment	$226	$849

[5] Reflects the following (in thousands):

	Nine months ended September 30, 2016	Year ended December 31, 2015
Adjustment to TAP's historical amortization of intangible assets based on the assigned fair value and estimated useful lives of such assets	$7,963	$10,670
Represents the elimination of nonrecurring transaction costs incurred during the nine-month period ended September 30, 2016 that are directly related to the acquisition of TAP	(3,156)	—
Adjustment to TAP's historical depreciation expense based on the assigned fair value and estimated useful lives of Net Property and Equipment	772	2,905
	$5,579	$13,575

[6] Reflects the following (in thousands):

	Nine months ended September 30, 2016	Year ended December 31, 2015
Interest on the additional delayed draw term note and revolving credit facilities of approximately 1.7%. A 0.125% change in the interest rate payable on the outstanding amount of the additional delayed draw term note and revolving credit facilities would change annual interest expense by approximately $0.8 million before the effect of income taxes on an annual basis	$8,580	$11,438
Amortization of capitalized borrowing costs incurred by the Company in connection with the new term loan and revolving credit facilities	54	72
Elimination of interest expense and amortization of debt issuance costs - outstanding TAP debt	(5,332)	(5,172)
	$3,302	$6,338

[7] Reflects the following (in thousands):

	Nine months ended September 30, 2016	Year ended December 31, 2015
Estimated income tax effect on both TAP's income before taxes, as they had no tax provision as a limited liability corporation entity, and the net impact of the adjustments noted above. An assumed statutory tax rate of 37.14% was utilized.	$8,559	$(14,320)